Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 13, 2007

LEGGETT & PLATT ANNOUNCES NEW STRATEGY INCLUDING DIVESTITURES

AND 39% DIVIDEND INCREASE

Carthage, MO, November 13 —

•	Changing primary strategic objective from sales growth to total shareholder return (TSR)

•	Re-aligning portfolio to concentrate on businesses with competitive advantage and financial health

•	Eliminating over one-fifth of the portfolio, including the Aluminum Products segment

•	Improving free cash flow via reduced capex, fewer acquisitions, and enhanced returns on assets

•	Increasing annual dividend by 39% to $1.00 / share; yield becomes 5.5% (on $18.19 stock)

Fortune 500 diversified manufacturer Leggett & Platt announced significant changes to its strategy. The company is adopting a new strategic objective, implementing role-based portfolio management and more rigorous strategic planning, and narrowing its focus by eliminating over one-fifth of its portfolio. Leggett also intends to enhance returns on its remaining assets, return more cash to shareholders, and pursue disciplined growth.

CEO and President David S. Haffner commented, “We are making significant, necessary changes to the way we assess our portfolio of businesses, and to how we manage our asset base. We intend to be better stewards of shareholders’ capital, generate significantly more free cash, and return a larger amount of that cash to our investors. Our shareholder returns have suffered for the past few years, as part of our portfolio has dragged us down. We are correcting that by divesting several of our businesses. These are tough decisions we don’t make lightly because they affect many of our employee-partners; however, these actions are required to bring about a stronger, better performing, and more focused Leggett & Platt.”

Strategic Objective

The company’s new, primary objective is to consistently achieve annual TSR ([Change in Stock Price + Dividends Received] / Beginning Stock Price) of 12%-15% over the long term, which should place Leggett in the top third among the S&P 500. Revenue growth, long held as a primary goal, will now be viewed as one of several means to improve TSR.

Consistent with this change, the company is modifying its incentive plans to emphasize the importance of, and reward, TSR. Beginning in 2008, the company is introducing TSR-based performance incentives for senior executives and modifying business unit (BU) bonus calculations to include a return on assets element.

Portfolio Management

Leggett will also manage its BUs as a portfolio, with different roles (Grow, Core, Fix, or Divest) for each BU based upon competitive advantages, strategic position, and financial health. The company is implementing a much more rigorous strategic planning process, in part to continually assess each BU’s role in the portfolio. Historically, Leggett managed its businesses fairly uniformly, with each expected to grow significantly; that will not be the case going forward. Those in the Grow category will provide avenues for profitable growth and investment in competitively advantaged positions. Those in the Core category are charged with enhancing productivity, maintaining market share, and generating free cash flow while using minimal amounts of capital. BUs in the Fix category will be given limited time in which to rapidly and significantly improve performance.

Narrowing Focus

After significant study, Leggett is narrowing its focus and eliminating approximately $1.2 billion of its revenue base via divestitures, pruning of some business, and closure of underperforming plants.

The largest portion of the revenue reduction (approximately $900 million) will come from divestiture of the Aluminum Products segment and six additional BUs. The company is pursuing divestiture of these businesses during 2008 and expects to generate about $400 million of after-tax proceeds.

The Store Fixtures business unit will prune about $100 million (or 20%) of its least profitable revenue. This unit was placed in the Fix category and given a 12-month deadline by which we anticipate its after-tax return should reach at least cost-of-capital levels. The unit will close four facilities, resulting in notable EBIT margin improvement and an increase in capacity utilization to about 80%.

Finally, several Grow and Core business units, though otherwise healthy, contain individual plants operating at unacceptable profit levels. The company anticipates the closure or disposition of a number of these unprofitable facilities, and an ensuing reduction in revenue of approximately $200 million.

Improving Returns on Remaining Asset Base

To remain in the portfolio, BUs are expected to consistently generate after-tax returns (on assets) in excess of the company’s cost of capital. Though most of Leggett’s BUs are generating adequate returns, each has opportunities to improve. BUs may employ a variety of means to achieve higher returns, including trimming expenses, introducing new products, improving productivity, adopting more disciplined pricing, reducing working capital, and consolidating assets. Business units that fail to attain minimum return goals will be moved to the Fix or Divest categories.

More Cash to Shareholders

Several factors, including divestitures, reduced capital spending, fewer acquisitions, and improved BU returns, are expected to contribute to significantly higher free cash flow. The company anticipates that free cash flow for the four-year period 2007-2010 should be more than double that of the 2003-2006 period.

The company plans to return much of this additional free cash to shareholders. In support of this objective, the Board of Directors authorized a 39% increase to the dividend, moving the annual rate to $1.00 per share (from the current $.72). The new $.25 quarterly dividend will be paid in January to shareholders of record as of December 14, 2007.

The company also expects to continue repurchasing shares, and has a standing 10 million shares per calendar year authorization from the Board. In addition, the Board has accelerated to November 15, 2007 the date on which the company may commence purchasing the 10 million shares authorized for 2008.

Disciplined Growth

For the next two years the company will focus on better managing its current asset base. That pursuit will require much of senior management’s time and attention. During this period growth could be rather minimal.

Over the longer term, the company plans to focus its growth efforts on a narrower set of higher quality opportunities, and is anticipating 4-5% annual growth from the Grow, Core, and new BUs collectively. Growth capital will be predominantly earmarked for the Grow BUs, which are expected to expand at rates in excess of GDP. Core BUs are, for the most part, operating in markets that grow more slowly than GDP, and are expected to at least maintain market share. In addition, over the long term the company will be looking for opportunities to enter new, higher growth businesses that meet strict criteria.

Financial Results

With $1.2 billion of revenue reduction, and assuming modest growth from that reduced base, full year 2010 revenue could be approximately $4.3 billion. Assuming no deterioration in market demand or general economic conditions over the next few years, EBIT margin should increase to about 11% in 2010, largely as a result of divestitures, plant closures, and initiatives that will improve returns on the base portfolio. Based on those sales and margin assumptions, the company anticipates annual TSR over the next three years in excess of its 12-15% annual target.

As a result of these activities, the company expects significant restructuring-related charges. Though the magnitude and timing of these charges has not been finalized, they are expected to total $150-300 million, virtually all non-cash. Details regarding the impact on fourth quarter 2007 earnings will be communicated

P. O. BOX 757  •  NO. 1 LEGGETT ROAD  •  CARTHAGE, MISSOURI 64836-0757  •  417/358-8131

to investors once the amounts become more certain. Annual earnings guidance for 2008 will be issued as part of the January 24 earnings press release, and updated quarterly; however the company will no longer be issuing guidance regarding quarterly earnings.

Closing CEO Comments

CEO and President David S. Haffner summarized, “Our shareholders deserve the benefits that we expect will result from these actions. Longer term, I’m convinced we will reestablish Leggett & Platt as a growing and substantially more profitable enterprise, a company that consistently generates above-average total shareholder return.

“The current management team is absolutely dedicated to rapid implementation and precise execution on this change in strategy and focus.”

Investor Day Presentation

Management will discuss these changes at an Investor Day presentation on November 14 at 7:30 a.m. Central (8:30 a.m. Eastern). The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. Fourth quarter results will be released after the market closes on January 24, 2008, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 32,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s latest Form 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

P. O. BOX 757  •  NO. 1 LEGGETT ROAD  •  CARTHAGE, MISSOURI 64836-0757  •  417/358-8131